Exhibit 99.(a)(1)(G)

FORM OF REMINDER EMAIL COMMUNICATIONS

FROM:	Paul Quinlan, General Counsel
SUBJECT:	Option Exchange Deadline Approaching

This email is to remind you that February 18, 2015 at 9:00 p.m. Pacific Time is the final deadline to elect to participate in the exchange program. If you wish to exchange your eligible stock options for replacement stock options, as described in the offering materials, you must complete and deliver your Election Form prior to that deadline if you have not done so already.

There are no exceptions to this deadline, so we encourage you not to wait until the last day to make your election if you wish to participate. You can view the offering material on the Solazyme intranet at https://intranet.internal.solazyme.com/index.php/Options-Exchange. The offering material will also explain how to make, change or withdraw your election before the end of the offering period.

You must deliver the Election Form by one of the following methods:

•	Via Electronic Delivery: Scan and email it to options-exchange@solazyme.com

•	Via Facsimile: Solazyme, Attn: Idalina Chan, fax number (650) 989-6700

•	Via Regular Mail, Overnight Courier or Hand Delivery: Solazyme, Inc., 225 Gateway Boulevard, South San Francisco, CA 94080 Attn: Idalina Chan

Your Election Form must be completed, signed and received by 9:00 p.m. Pacific Time, on February 18, 2015. To obtain another copy of your Election Form, please email options-exchange@solazyme.com or call Idalina Chan at (650) 780-4777. Your participation in the exchange program is completely voluntary, and you are not obligated to participate. Any stock options you do not elect to exchange generally will remain subject to their present terms. We will be holding informational sessions on the dates, and at the times, listed below to review the terms of the exchange program and answer any questions about the exchange program you may have. The dates and times are:

Date:	Time:	Location :	Video Streaming:
February 4, 2015	noon (PST)	St. Thomas Conference Room	Yes
February 13, 2015	noon (PST)	St. Thomas Conference Room	Yes

If you have any questions about the exchange program, you may also send an email with your question(s) to options-exchange@solazyme.com.

FROM:	Paul Quinlan, General Counsel
SUBJECT:	Option Exchange Deadline Tomorrow

This email is to remind you that tomorrow, February 18, 2015 at 9:00 p.m. Pacific Time is the final deadline to elect to participate in the exchange program. If you wish to exchange your eligible stock options for replacement stock options, as described in the offering materials, you must complete and deliver your Election Form prior to that deadline if you have not done so already.

There are no exceptions to this deadline, so we encourage you not to wait until the last minute to make your election if you wish to participate. You can view the offering material on the Solazyme intranet at https://intranet.internal.solazyme.com/index.php/Options-Exchange. The offering material will also explain how to make, change or withdraw your election before the end of the offering period.

You must deliver the Election Form by one of the following methods:

•	Via Electronic Delivery: Scan and email it to options-exchange@solazyme.com

•	Via Facsimile: Solazyme, Attn: Idalina Chan, fax number (650) 989-6700

•	Via Regular Mail, Overnight Courier or Hand Delivery: Solazyme, Inc., 225 Gateway Boulevard, South San Francisco, CA 94080 Attn: Idalina Chan

Your Election Form must be completed, signed and received by 9:00 p.m. Pacific Time, on February 18, 2015. To obtain another copy of your Election Form, please email options-exchange@solazyme.com or call Idalina Chan at (650) 780-4777. Your participation in the exchange program is completely voluntary, and you are not obligated to participate. Any stock options you do not elect to exchange generally will remain subject to their present terms.

If you have any questions about the exchange program, you may also send an email with your question(s) to options-exchange@solazyme.com.